EXHIBIT 99

Report of independent public accountants

To G&K Services, Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of G&K Services, Inc. included in this Form 10-K and have issued our report thereon dated August 10, 2001. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule of valuation and qualifying accounts and reserves is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Minneapolis, Minnesota
August 10, 2001

G&K Services, Inc.
Schedule II – Valuation and Qualifying Accounts and Reserves
(In thousands)

		Additions

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Year

Allowance for Doubtful Accounts
June 30, 2001	$3,138	$2,307	$-	$2,832	$2,613

July 1, 2000	$2,479	$2,927	$-	$2,268	$3,138

June 26, 1999	$2,798	$2,943	$-	$3,262	$2,479